EXHIBIT 11

                               TALK VISUAL CORPORATION

COMPUTATION OF WEIGHTED AVERAGE
COMMON STOCK SHARES OUTSTANDING
                                                                   Three Months
                                                 Total Number          Ended
                                                   Of Shares       March 31,1999
                                                 ------------      -------------

Outstanding shares as of January 1, 2000          32,060,977        32,060,977

Issuance of shares to former employee
  on 01/14/00                                         10,000             8,556

Issue of common shares in private placements
  on 01/31/00                                      1,979,284         1,319,523

Exercise of options on 01/31/00                      150,000           100,000

Preferred stock exchange on 02/24/00               1,150,000           460,000

Exercise of options on 02/28/00                       50,000            17,778

Preferred stock exchange on 03/03/00               2,000,000           622,222

Exercise of options on 03/14/00                      450,000            85,000

Exercise of options on 03/16/00                      450,000            75,000

Issue of common shares in exchange for debt
  03/23/00                                           100,000             8,889

Issue of common shares for services on 03/27/00       45,000             2,000

Issue of common shares in private placements
  on 03/27/00                                      2,262,038           100,535
                                                  ----------        ----------

Total Weighted Average Shares Outstanding         40,707,299        34,860,479
                                                  ==========        ==========


Net Loss before extraordinary item                                 $(  902,514)
Extraordinary item                                                     122,347
                                                                    ----------
Net Loss after extraordinary item                                  $(  780,167)
                                                                    ==========

Net loss per common share before extraordinary item                $     (0.03)
Extraordinary item                                                        0.01
Net Loss per common share (1)                                      $     (0.02)

(1) The effect of common stock options and warrants are excluded from diluted earnings per share as their inclusion would be anti-dilutive for the three month period ending March 31, 2000




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